Exhibit 99.1

Contact:

Rob Mills

Chief Financial Officer

Knology, Inc.

706-645-8970

rob.mills@knology.com

KNOLOGY REPORTS SECOND QUARTER RESULTS

Highlights:

•	Definitive agreement to sell Cerritos, CA assets for $14.8 million in cash

•	Term sheet for a refinance of its existing credit facilities

•	EBITDA, as adjusted of $9.1 million for the quarter

•	Net loss for the second quarter of $18.7 million, or $0.79 per share

WEST POINT, Ga. — (July 27, 2004) — Knology, Inc. (Nasdaq: KNOL) today reported financial and operating results for the second quarter ended June 30, 2004. Total revenue for the second quarter of $52.7 million represented an increase of 23% over total revenue of $42.9 million for the same period one year ago. Knology reported EBITDA, as adjusted (a non-GAAP measure calculated as earnings before interest; taxes; depreciation and amortization; expenses associated with capital markets activities; non-cash stock-based compensation; special litigation expenses; gains on adjustment of warrants to market; and other expenses) of $9.1 million for the second quarter of 2004, which represented a 5% increase over EBITDA, as adjusted of $8.6 million for the second quarter of 2003.

Rodger L. Johnson, President and Chief Executive Officer of Knology, Inc. commented, “We are excited about the progress achieved in our business during the second quarter, and are particularly enthusiastic about the recent developments with our bank financing and the integration of the Pinellas operations. We believe we have now established a foundation for our Pinellas market in terms of our connections base. From what we have seen recently in that market and considering the near-term telephone launch in Pinellas, we look forward to building a growing base there and for Knology as a whole.”

Knology experienced a small net loss of connections during the second quarter of 2004. Total connections declined from 380,684 to 379,990, or 694 connections, primarily due to activity in the newly acquired Pinellas County market. However, in the month of June, Knology generated net connection gains due to growth in the Pinellas market as well as in the legacy business.

-MORE-

Subsequent to quarter end, Knology negotiated a term sheet with Wachovia Bank, National Association for a senior secured credit facility that is designed to refinance the existing Wachovia facility and provide additional liquidity for the company through 2007. Knology expects to close the facility in the near future. The facility will be used to refinance the existing $15.5 million facility at Knology Broadband, Inc., a wholly owned subsidiary of Knology, Inc.

For the second quarter of 2004, Knology reported a net loss of $18.7 million, or $0.79 per share. In the second quarter of 2003, Knology reported a net loss of $19.5 million, or $383.65 per share. The 2003 net loss per share number is calculated based on the weighted average shares of common stock outstanding in 2003 and does not include the common equivalent shares for Knology’s preferred stock, which was converted into common stock at the completion of Knology’s IPO in December 2003.

As of June 30, 2004, Knology had cash and cash equivalents of $64.4 million and stockholders’ equity of $123.4 million. Cash flow provided by operations was $9.1 million for the quarter, and capital expenditures totaled $13.9 million.

As previously reported, Knology entered into a definitive asset purchase agreement during the second quarter to sell its cable system located in Cerritos, California for $14.8 million in cash. Knology expects the sale of the Cerritos system to close during the fourth quarter of 2004, subject to the satisfaction of closing conditions, including receipt of regulatory approvals with respect to the municipal franchise in Cerritos, California. Knology expects that the proceeds from the sale will be used to fund capital expenditures and operating expenses in Knology’s other markets, including Pinellas County. The assets and liabilities of Cerritos have been reported separately in our balance sheet as a business held for sale, and the results of operations are reported separately as discontinued operations.

Robert K. Mills, Vice President and Chief Financial Officer of Knology, Inc. commented, “We are pleased with the results achieved during the second quarter. The proceeds expected from the sale of the Cerritos property combined with the anticipated closing of a new credit facility will provide the business with added financial strength and position the company for continued success and growth. We are excited about our prospects and remain focused on executing our business plan.”

-MORE-

Second Quarter Key Operating Metrics

	June 30, 2003	Mar. 31, 2004	June 30, 2004	Sequential % Change	Year-Over- Year% Change
Marketable Homes Passed	443,159	742,717	746,782	0.5%	68.5%

Connections
Cable Television	132,163	178,550	174,957	(2.0)%	32.4%
Telephone
On-Net	115,268	121,012	121,819	0.7%	5.7%
Off-Net	5,332	5,902	6,040	2.3%	13.3%

Total Telephone	120,600	126,914	127,859	0.7%	6.0%
High-Speed Internet	58,031	75,220	77,174	2.6%	33.0%

Total On-Net Connections	305,462	374,782	373,950	(0.2)%	22.4%
Total Connections	310,794	380,684	379,990	(0.2)%	22.3%

Residential Connections	279,323	345,202	343,626	(0.5)%	23.0%
Business Connections	31,471	35,482	36,364	2.5%	15.5%

Average Monthly Revenue Per Connection	$46.23	$46.96	$46.95	0%	1.6%
Average Monthly Connection Churn	2.8%	3.1%	3.4%	9.7%	10.7%

For full descriptions of the above metrics, please refer to Non-GAAP and Operating Financial Measures on page 5 of this release.

Conference Call and Replay

Knology has scheduled a conference call to discuss the results of the quarter and to provide certain guidance which will be broadcast live over the Internet, on Wednesday, July 28, 2004 at 10:00 a.m. Eastern Daylight Time. Investors, analysts and the general public will have the opportunity to listen to the conference call free over the Internet by visiting Knology’s Web site at www.knology.com or www.fulldisclosure.com. An audio archive will be available on Knology’s website at www.knology.com or www.fulldisclosure.com for approximately 30 days. Also, following the conclusion of the call, a telephonic replay will be available through midnight on Friday, July 30, by dialing 1-800-642-1687 or local 706-645-9291. You will need to refer to Confirmation I.D. 8726530.

-MORE-

About Knology

Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem.

Knology’s fiber-based business products include Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

Information about Forward-Looking Statements

This press release includes “forward-looking” statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. Our revenues and earnings and our ability to achieve our planned business objectives will be subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that our suppliers and customers may refuse to continue doing business with us or may refuse to extend trade credit to us, (3) that we will fail to be competitive with existing and new competitors, (4) that we will not adequately respond to technological developments that impact our industry and markets, (5) that needed financing will not be available to us if and as needed, including the anticipated new credit facility, (6) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (7) that we will not be able to complete future acquisitions, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, (8) that we may not complete the sale of the Cerritos cable system or we may not complete the sale in a timely manner, or in the event we do not receive necessary regulatory or other approvals or fail to satisfy the conditions to closing, the transaction will terminate, and (9) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2003, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today’s date, and we do not assume any obligation to update any of these statements.

-MORE-

Definitions of Non-GAAP and Operating Financial Measures

We provide readers financial measures generated using generally accepted accounting principles (“GAAP”) and using adjustments to GAAP (“Non-GAAP”). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the telecommunications industry for comparability purposes.

The Non-GAAP financial measures used in this release include the following:

•	EBITDA, as adjusted is a non-GAAP measure calculated as earnings before interest; taxes; depreciation and amortization; expenses associated with capital markets activities; non-cash stock-based compensation; special litigation expenses; gain on adjustment of warrants to market; and other expenses. A reconciliation of EBITDA, as adjusted to net loss for the three and six month periods ended June 30, 2003 and 2004 is attached to this press release.

The other operating metrics used in this release include the following:

•	Marketable Homes Passed – We report homes passed as the number of residential and business units, such as single residence homes, apartments and condominium units, passed by our broadband network and listed in our database. “Marketable homes passed” are homes passed other than those we believe are covered by exclusive arrangements with other providers of competing services.

•	Total Connections - Because we deliver multiple services to our customers, we report the total number of connections for video, voice and data rather than the total number of customers. We count each video, voice or data purchase as a separate connection. For example, a single customer who purchases cable television, local telephone and Internet access services would count as three connections. We do not record the purchase of digital video services by an analog video customer as an additional connection.

•	On-net/Off-net connections – All of our video and data connections are provided over our networks. Our voice connections consist of both “On-net” and “Off-net” connections. On-net refers to lines provided over our networks. Off-net refers to telephone connections provided over telephone lines leased from third parties.

•	Average Monthly Revenue Per Connection – The Average Monthly Revenue Per Connection is the total revenue for a month divided by the average number of connections for that month, expressed in dollars.

•	Average Monthly Connection Churn – The Average Monthly Connection Churn is the total churn for a month divided by the average number of connections for that month, expressed as a percentage.

-MORE-

Knology, Inc.

Consolidated Statements of Operations

(Unaudited)

(In Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Operating Revenues:
Video	$24,304	$17,987	$49,719	$35,164
Voice	18,368	17,330	36,416	33,895
Data and Other	10,063	7,552	20,394	14,497

Total Revenue	52,735	42,869	106,529	83,556

Cost & expenses, excluding depreciation	43,682	34,226	88,441	68,555
Depreciation and amoritization	18,313	19,933	37,574	39,353
Expenses associated with capital markets activities	235	43	647	43
Non-cash stock-based compensation	1,805	478	2,282	905
Litigation fees	23	411	23	611

	64,058	55,091	128,967	109,467

Operating income (loss)	(11,323)	(12,222)	(22,438)	(25,911)

Interest income	180	96	339	210
Interest expense	(7,741)	(7,324)	(15,524)	(14,304)
Gain on adjustment of warrant to market	198	0	419	0
Other (expense) income, net	12	0	140	86

Loss from continuing operations before income taxes	(18,674)	(19,450)	(37,064)	(39,919)
Income tax benefit	0	0	24	0

Loss from continuing operations	(18,674)	(19,450)	(37,040)	(39,919)

Income from discontinued operations	10	0	10	0

Net loss	$(18,664)	$(19,450)	$(37,030)	$(39,919)

Basic and diluted loss per share:
Continuing operations	$(0.79)	$(383.65)	$(1.57)	$(790.19)
Discontinued operations	0	0	0	0

Net loss per share	$(0.79)	$(383.65)	$(1.57)	$(790.19)

Weighted average shares outstanding	23,685,080	50,697	23,618,645	50,518

-MORE-

Knology, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In Thousands)

	6/30/04	12/31/03
ASSETS

Current assets:
Cash and cash equivalents	$51,417	$52,021
Restricted cash	12,987	11,314
Accounts receivable customers, net of allowance for doubtful accounts of $664 and $1,449 as of June 30, 2004 and December 31, 2003	17,559	19,284
Prepaid expenses and other	1,451	1,818
Assets of business held for sale	846	0

Total current assets	84,260	84,437
Property, plant & equipment, net	325,332	336,060
Investments	1,243	1,243
Goodwill	40,834	40,834
Intangible assets and other assets, net	1,185	1,138

Total assets	$452,854	$463,712

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$8,830	$5,213
Accounts payable	17,252	15,520
Accrued liabilities	13,692	9,136
Unearned revenue	11,300	11,633
Liabilities of business held for sale	825	0

Total current liabilities	51,899	41,502

Notes payable	39,909	45,309
Senior unsecured notes, net of discount	237,096	225,037
Warrants	513	932
Unamortized investment tax credit	20	39

Total liabilities	329,437	312,819

Common stock	216	207
Non-voting common stock	21	21
Additional paid in capital	558,064	548,518
Accumulated deficit	(434,884)	(397,853)
Total stockholders’ equity	123,417	150,893

Total liabilities and stockholders’ equity	$452,854	$463,712

-MORE-

Knology, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In Thousands)

	Three Months Ended June 30,
	2004	2003
Cash flow provided by operating activities	$9,091	$8,028
Cash flow used in investing activities	(14,023)	(9,163)
Cash flow used in financing activities	(940)	(860)

Net decrease in cash and cash equivalents	(5,872)	(1,995)
Beginning of period cash	70,276	35,929

End of period cash	$64,404	$33,934

-MORE-

Knology, Inc.

Reconciliation of EBITDA, As Adjusted to Net Loss

(Unaudited)

(In Thousands)

EBITDA, as adjusted reconciliation	Three months ended June 30, 2004	Three months ended June 30, 2003	Six months ended June 30, 2004	Six months ended June 30, 2003
Net loss	$(18,664)	$(19,450)	$(37,030)	$(37,030)
Depreciation and amortization	18,313	19,933	37,574	39,353
Expenses associated with capital markets activities	235	43	647	43
Non-cash stock-based compensation	1,805	478	2,282	905
Litigation fees	23	411	23	611
Interest expense, net	7,561	7,228	15,185	14,094
Gain on adjustment of warrants to market	(198)	0	(419)	0
Income tax benefit	0	0	(24)	0
Other	(12)	0	(140)	(86)

EBITDA, as adjusted	$9,063	$8,643	$18,098	$15,001

-END-